Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Strong Third Quarter 2012 Earnings

NORTHBROOK, Ill., October 31, 2012 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2012:

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,
($ in millions, except per share amounts and ratios)	2012	2011	% Change

Consolidated revenues	$ 8,128	$ 8,242	(1.4)
Net income	723	175	NM
Net income per diluted share	1.48	0.34	NM
Operating income*	717	80	NM
Operating income per diluted share*	1.46	0.16	NM
Book value per share	42.64	34.84	22.4
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	37.31	32.61	14.4
Catastrophe losses	206	1,077	NM
Property-Liability combined ratio	90.2	104.8	(14.6	) pts
Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)*	87.8	89.2	(1.4	) pts

NM = not meaningful

*               Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“We are on pace to achieve our 2012 operating priorities which resulted in strong financial performance in the third quarter with net income of $723 million.  Our strategy of serving four distinct customer segments is also working as the Esurance and Encompass brands increased policies in force,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “We improved underlying margins in both auto and homeowners insurance and benefited from lower catastrophe losses while growing overall written premiums. In particular, Allstate brand homeowners, Emerging Businesses, Encompass and Esurance continued their favorable premium growth trend, partially offset by a decline in standard auto insurance sold through Allstate agencies, reflecting the actions to improve homeowners’ returns.

“Allstate Financial’s profit declined due to expected reductions in the annuity business and lower investment margins.  The strategy of focusing on underwritten products is working as sales increased through Allstate agencies and Allstate Benefits.  Investment total returns continued to be strong this quarter.  Effective execution of our strategy resulted in a book value increase of 22.4% year-over-year to $42.64 per diluted share.  Through September, shareholder returns from stock price appreciation and dividends totaled 47.3%.”

Consolidated Results

Net income for the quarter was $723 million, or $1.48 per diluted share, compared to $175 million, or $0.34 per diluted share in the third quarter of 2011.  An increase of $637 million in operating income was the primary driver of the net income improvement.  For the quarter, operating income was $717 million, or $1.46 per diluted share versus $80 million, or $0.16 per diluted share in last year’s third quarter.  The increase in operating income was due to lower catastrophe losses and an improvement in the underlying combined ratio for property-liability.  Return on equity for the trailing twelve months was 13.6% on a net income basis and 15.0%* on an operating income basis.

Property-Liability Premium Grew and Profitability Remained Strong

Third quarter results reflected Allstate’s commitment to maintaining auto margins while improving homeowners returns.  The total property-liability combined ratio was 90.2, an improvement of 14.6 points from third quarter 2011.  The underlying combined ratio was 87.8, an improvement of 1.4 points from the prior year quarter and below our annual outlook range of 88 to 91, reflecting favorable margins in the Allstate and Encompass brands.  The underlying margin in Esurance declined from second quarter.  Catastrophe losses in the third quarter 2012 were $206 million versus $1.1 billion in third quarter 2011.

The combined ratio for Allstate brand standard auto was 91.9, an improvement of 2.2 points from the prior year quarter.  The underlying combined ratio improved to 93.7 from 94.4 in the same quarter a year ago as the positive effect of rate actions combined with a relatively flat loss cost trend.  Allstate brand homeowners combined ratio was 72.9, a significant improvement from the prior year quarter’s 131.9.  The underlying combined ratio was 66.2, an improvement of 7.1 points from third quarter 2011, reflecting positive contributions from rate increases and the impact of favorable weather on loss cost trends.

In the third quarter, Allstate continued to make progress on its priority to grow premiums.  Total property-liability premiums written of $7.1 billion grew 5% from last year’s third quarter primarily due to the acquisition of Esurance in October 2011.  In addition, growth in Allstate brand homeowners, Emerging Businesses and Encompass contributed to this positive result, partially offset by a decline in Allstate brand standard auto.  In total, policies in force declined 0.3% from the prior quarter as decreases in U.S. Allstate brand standard auto and homeowners were offset somewhat by a 7.8% increase in Esurance.  Unit gains were also achieved in Canada, Encompass and Emerging Businesses.

Allstate Financial Profits Decline; Growth in Premiums and Contract Charges Continues

Net income for Allstate Financial was $131 million compared to $192 million in third quarter 2011 due primarily to net after-tax realized capital losses of $36 million versus $142 million in net after-tax realized capital gains in third quarter 2011.  Valuation changes on derivatives embedded in equity-indexed annuity contracts resulted in a $75 million after-tax gain in third quarter 2012 compared to $5 million after-tax loss in third quarter 2011.  Operating income was $97 million, a decrease of $32 million from the prior year quarter.  During the quarter, a $27 million pre-tax charge to net income was recorded related to our annual comprehensive review of assumptions for deferred policy acquisition costs (DAC), deferred sales inducement costs and secondary guarantee liability balances.  This compares to a $6 million pre-tax charge to income in first quarter 2011.

Premiums and contract charges on underwritten products was $548 million in the third quarter, a growth rate of 3.6% from the prior year period.  Allstate agency life unit sales continued to increase in the third quarter with issued policies growing 6.9% compared to third quarter 2011.  Consistent with the strategy to reduce Allstate Financial’s annuity business, contractholder funds declined $722 million from June 30, 2012 and $2.2 billion from year end 2011.

Proactive Management Continues to Drive Investment Results

Allstate delivered strong investment results for the first nine months of 2012 reflecting proactive management of investment risk and return.  We remain focused on balancing yield and return considerations in the low interest rate environment, and continue to favor intermediate corporate credit. In the third quarter, we opportunistically reduced portfolio risk through the sale of selected structured securities.

Allstate’s consolidated investment portfolio increased to $98.5 billion at September 30, 2012 compared to $95.6 billion at December 31, 2011, as solid investment returns and operating cash flow more than offset the impact of the managed reduction in Allstate Financial’s liabilities.  Pre-tax net unrealized capital gains were $5.7 billion at September 30, 2012 compared to $2.9 billion at December 31, 2011 resulting from lower interest rates, tightened credit spreads and higher equity values.

For the third quarter of 2012, net investment income totaled $940 million and the total portfolio yield was 4.3%, lower than both the prior quarter and the third quarter of 2011.  Excluding limited partnership results, third quarter 2012 net investment income was comparable to the prior quarter but lower than third quarter 2011, consistent with the reduction in Allstate Financial’s liabilities and lower reinvestment rates.

Pre-tax net realized capital losses for the third quarter of 2012 were $72 million compared to pre-tax net realized capital gains of $264 million for the third quarter of 2011.  Realized capital losses in the third quarter of 2012 reflect the sale of structured securities in connection with risk reduction activities but included significantly lower impairment write-downs than last year’s third quarter.  Derivative losses totaled $2 million in third quarter 2012 compared to losses of $234 million in third quarter 2011.  The prior year quarter reflected interest rate derivative valuation losses driven by a significant decrease in interest rates.  Interest rate derivative positions used for overall risk management purposes were terminated in 2011.

Capital Management Update

“In the third quarter, we repurchased $153 million of our shares and paid a $0.22 per share dividend,” said Steve Shebik, chief financial officer.  “Shares repurchased under the current $1 billion authorization totaled $834 million.  This program, along with earnings and portfolio valuation growth, enabled book value per diluted share to reach $42.64, 7.3% higher than it was at the end of last quarter, 17.9% higher than at year-end 2011, and 22.4% higher than at September 30, 2011.”

Statutory surplus at September 30, 2012 was an estimated $17.0 billion for the combined insurance operating companies.  Property-liability surplus was an estimated $13.3 billion with Allstate Financial companies accounting for the remainder.  Deployable assets at the holding company level were $2.3 billion at September 30, 2012.

*     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, November 1.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment.  Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,697	$6,432	$19,993	$19,337
Life and annuity premiums and contract charges	563	552	1,675	1,668
Net investment income	940	994	2,977	2,996
Realized capital gains and losses:
Total other-than-temporary impairment losses	(39)	(197)	(195)	(435)
Portion of loss recognized in other comprehensive income	(7)	(6)	16	(37)
Net other-than-temporary impairment losses recognized in earnings	(46)	(203)	(179)	(472)
Sales and other realized capital gains and losses	(26)	467	302	889
Total realized capital gains and losses	(72)	264	123	417

	8,128	8,242	24,768	24,418

Costs and expenses
Property-liability insurance claims and claims expense	4,293	5,132	13,442	15,963
Life and annuity contract benefits	453	455	1,354	1,331
Interest credited to contractholder funds	215	405	959	1,240
Amortization of deferred policy acquisition costs	1,016	1,046	2,937	2,990
Operating costs and expenses	1,010	888	3,023	2,656
Restructuring and related charges	9	8	25	28
Interest expense	93	92	281	275
	7,089	8,026	22,021	24,483
Gain (loss) on disposition of operations	9	3	15	(10)

Income (loss) from operations before income tax expense (benefit)	1,048	219	2,762	(75)

Income tax expense (benefit)	325	44	850	(150)

Net income	$723	$175	$1,912	$75

Earnings per share:

Net income per share - Basic	$1.49	0.34	$3.89	$0.14

Weighted average shares - Basic	485.9	512.0	491.5	520.4

Net income per share - Diluted	$1.48	$0.34	$3.86	$0.14

Weighted average shares - Diluted	489.9	514.2	494.7	522.9

Cash dividends declared per share	$0.22	$0.21	$0.66	$0.63

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Property-Liability
Premiums written	$7,063	$6,728	$20,390	$19,554

Premiums earned	$6,697	$6,432	$19,993	$19,337
Claims and claims expense	(4,293)	(5,132)	(13,442)	(15,963)
Amortization of deferred policy acquisition costs	(870)	(866)	(2,613)	(2,597)
Operating costs and expenses	(866)	(735)	(2,597)	(2,230)
Restructuring and related charges	(9)	(8)	(25)	(30)
Underwriting income (loss)*	659	(309)	1,316	(1,483)
Net investment income	299	298	964	892
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(5)	(4)	(12)
Business combination expenses and the amortization of purchased intangible assets	26	--	99	--
Income tax (expense) benefit on operations	(316)	38	(750)	320
Operating income (loss)	667	22	1,625	(283)

Realized capital gains and losses, after-tax	(11)	15	125	47
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	4	3	8
Business combination expenses and the amortization of purchased intangible assets, after-tax	(18)	--	(65)	--
Net income (loss)	$639	$41	$1,688	$(228)
Catastrophe losses	$206	$1,077	$1,284	$3,749
Operating ratios:
Claims and claims expense ratio	64.1	79.8	67.2	82.6
Expense ratio	26.1	25.0	26.2	25.1
Combined ratio	90.2	104.8	93.4	107.7
Effect of catastrophe losses on combined ratio	3.1	16.7	6.4	19.4
Effect of prior year reserve reestimates on combined ratio	(2.2)	(1.8)	(2.6)	(1.1)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(1.1)	(0.7)	(1.7)	(0.5)
Effect of business combination expenses and the amortization of purchased intangible assets on combined ratio	0.4	--	0.5	--
Effect of Discontinued Lines and Coverages on combined ratio	0.7	0.2	0.2	0.1
Allstate Financial
Investments	$58,155	$59,068	$58,155	$59,068
Premiums and contract charges	$563	$552	$1,675	$1,668
Net investment income	632	682	1,982	2,060
Periodic settlements and accruals on non-hedge derivative instruments	15	18	45	54
Contract benefits	(453)	(455)	(1,354)	(1,331)
Interest credited to contractholder funds	(357)	(395)	(1,087)	(1,232)
Amortization of deferred policy acquisition costs	(117)	(83)	(279)	(265)
Operating costs and expenses	(147)	(129)	(424)	(396)
Restructuring and related charges	--	--	--	2
Income tax expense on operations	(39)	(61)	(173)	(183)
Operating income	97	129	385	377

Realized capital gains and losses, after-tax	(36)	142	(45)	207
Valuation changes on embedded derivatives that are not hedged, after-tax	97	(4)	88	1
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(28)	(65)	(38)	(92)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	4	--	4	3
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(12)	(29)	(35)
Gain (loss) on disposition of operations, after-tax	6	2	10	(6)
Net income	$131	$192	$375	$455
Corporate and Other
Net investment income	$9	$14	$31	$44
Operating costs and expenses	(90)	(116)	(283)	(305)
Income tax benefit on operations	34	31	101	94
Operating loss	(47)	(71)	(151)	(167)
Realized capital gains and losses, after-tax	--	13	--	15
Net loss	$(47)	$(58)	$(151)	$(152)
Consolidated net income	$723	$175	$1,912	$75

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30,	December 31,
	2012	2011
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $72,432 and $73,379)	$77,729	$76,113
Equity securities, at fair value (cost $3,429 and $4,203)	3,876	4,363
Mortgage loans	6,904	7,139
Limited partnership interests	4,974	4,697
Short-term, at fair value (amortized cost $2,825 and $1,291)	2,825	1,291
Other	2,208	2,015
Total investments	98,516	95,618
Cash	642	776
Premium installment receivables, net	5,108	4,920
Deferred policy acquisition costs	3,578	3,871
Reinsurance recoverables, net	7,278	7,251
Accrued investment income	835	826
Deferred income taxes	--	722
Property and equipment, net	928	914
Goodwill	1,242	1,242
Other assets	2,041	2,069
Separate Accounts	6,820	6,984
Total assets	$126,988	$125,193
Liabilities
Reserve for property-liability insurance claims and claims expense	$20,197	$20,375
Reserve for life-contingent contract benefits	14,900	14,406
Contractholder funds	40,110	42,332
Unearned premiums	10,494	10,057
Claim payments outstanding	763	827
Deferred income taxes	689	--
Other liabilities and accrued expenses	6,121	5,978
Long-term debt	6,057	5,908
Separate Accounts	6,820	6,984
Total liabilities	106,151	106,867
Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 483 million and 501 million shares outstanding	9	9
Additional capital paid-in	3,154	3,189
Retained income	33,496	31,909
Deferred ESOP expense	(41)	(43)
Treasury stock, at cost (417 million and 399 million shares)	(17,368)	(16,795)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(42)	(174)
Other unrealized net capital gains and losses	3,765	2,041
Unrealized adjustment to DAC, DSI and insurance reserves	(843)	(467)
Total unrealized net capital gains and losses	2,880	1,400
Unrealized foreign currency translation adjustments	70	56
Unrecognized pension and other postretirement benefit cost	(1,363)	(1,427)
Total accumulated other comprehensive income	1,587	29
Total shareholders’ equity	20,837	18,298
Noncontrolling interest	--	28
Total equity	20,837	18,326
Total liabilities and equity	$126,988	$125,193

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Nine months ended September 30,
	2012	2011
Cash flows from operating activities	(unaudited)
Net income	$1,912	$75
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	293	149
Realized capital gains and losses	(123)	(417)
(Gain) loss on disposition of operations	(15)	10
Interest credited to contractholder funds	959	1,240
Changes in:
Policy benefits and other insurance reserves	(769)	546
Unearned premiums	421	220
Deferred policy acquisition costs	13	129
Premium installment receivables, net	(178)	(158)
Reinsurance recoverables, net	(139)	(275)
Income taxes	669	(183)
Other operating assets and liabilities	(425)	335
Net cash provided by operating activities	2,618	1,671
Cash flows from investing activities
Proceeds from sales
Fixed income securities	13,952	23,916
Equity securities	1,345	1,116
Limited partnership interests	1,067	762
Mortgage loans	11	74
Other investments	104	149
Investment collections
Fixed income securities	3,892	3,864
Mortgage loans	682	491
Other investments	70	105
Investment purchases
Fixed income securities	(16,809)	(21,900)
Equity securities	(385)	(1,066)
Limited partnership interests	(1,232)	(1,159)
Mortgage loans	(472)	(896)
Other investments	(275)	(199)
Change in short-term investments, net	(1,284)	64
Change in other investments, net	(6)	(357)
Purchases of property and equipment, net	(176)	(160)
Disposition of operations	13	1
Net cash provided by investing activities	497	4,805
Cash flows from financing activities
Proceeds from issuance of long-term debt	493	--
Repayment of long-term debt	(351)	(1)
Contractholder fund deposits	1,571	1,606
Contractholder fund withdrawals	(3,938)	(6,439)
Dividends paid	(322)	(327)
Treasury stock purchases	(729)	(858)
Shares reissued under equity incentive plans, net	60	18
Excess tax benefits on share-based payment arrangements	7	(4)
Other	(40)	(7)
Net cash used in financing activities	(3,249)	(6,012)
Net (decrease) increase in cash	(134)	464
Cash at beginning of period	776	562
Cash at end of period	$642	$1,026

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•

realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•	valuation changes on embedded derivatives that are not hedged, after-tax,
•

amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,
•	gain (loss) on disposition of operations, after-tax, and
•

adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income (loss) is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income (loss) and net income (loss).

($ in millions, except per share data)	For the three months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2012	2011	2012	2011	2012	2011	2012	2011
Operating income	$667	$22	$97	$129	$717	$80	$1.46	$0.16
Realized capital gains and losses	(16)	24	(56)	219	(72)	264
Income tax benefit (expense)	5	(9)	20	(77)	25	(94)
Realized capital gains and losses, after-tax	(11)	15	(36)	142	(47)	170	(0.09)	0.33
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	97	(4)	97	(4)	0.20	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(28)	(65)	(28)	(65)	(0.06)	(0.13)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	4	--	4	--	0.01	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	4	(9)	(12)	(8)	(8)	(0.01)	(0.01)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(18)	--	--	--	(18)	--	(0.04)	--
Gain on disposition of operations, after-tax	--	--	6	2	6	2	0.01	--
Net income	$639	$41	$131	$192	$723	$175	$1.48	$0.34

	For the nine months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2012	2011	2012	2011	2012	2011	2012	2011
Operating income (loss)	$1,625	$(283)	$385	$377	$1,859	$(73)	$3.76	$(0.14)
Realized capital gains and losses	192	73	(69)	320	123	417
Income tax (expense) benefit	(67)	(26)	24	(113)	(43)	(148)
Realized capital gains and losses, after-tax	125	47	(45)	207	80	269	0.16	0.52
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	88	1	88	1	0.18	--
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(38)	(92)	(38)	(92)	(0.08)	(0.18)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	4	3	4	3	0.01	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	3	8	(29)	(35)	(26)	(27)	(0.06)	(0.05)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(65)	--	--	--	(65)	--	(0.13)	--
Gain (loss) on disposition of operations, after-tax	--	--	10	(6)	10	(6)	0.02	(0.01)
Net income (loss)	$1,688	$(228)	$375	$455	$1,912	$75	$3.86	$0.14

Operating income (loss) return on shareholders’ equity is a ratio that uses a non-GAAP measure.  It is calculated by dividing the rolling 12-month operating income (loss) by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses.  Return on shareholders’ equity is the most directly comparable GAAP measure.  We use operating income (loss) as the numerator for the same reasons we use operating income (loss), as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income (loss) and return on shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period.  We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income (loss) return on shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends.  A byproduct of excluding the items noted above to determine operating income (loss) return on shareholders’ equity from return on shareholders’ equity is the transparency and understanding of their significance to return on shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income (loss) return on shareholders’ equity and return on shareholders’ equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) return on shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital.  Operating income (loss) return on shareholders’ equity should not be considered as a substitute for return on shareholders’ equity and does not reflect the overall profitability of our business.

The following table reconciles return on shareholders’ equity and operating income return on shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2012	2011
Return on shareholders’ equity
Numerator:
Net income	$2,624	$368

Denominator:
Beginning shareholders’ equity	$17,732	$18,887
Ending shareholders’ equity	20,837	17,732
Average shareholders’ equity	$19,285	$18,310

Return on shareholders’ equity	13.6%	2.0%

	For the twelve months ended September 30,
	2012	2011
Operating income return on shareholders’ equity

Numerator:
Operating income	$2,594	$189

Denominator:
Beginning shareholders’ equity	$17,732	$18,887
Unrealized net capital gains and losses	1,065	1,313
Adjusted beginning shareholders’ equity	16,667	17,574

Ending shareholders’ equity	20,837	17,732
Unrealized net capital gains and losses	2,880	1,065
Adjusted ending shareholders’ equity	17,957	16,667

Average adjusted shareholders’ equity	$17,312	$17,121
Operating income return on shareholders’ equity	15.0%	1.1%

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the underlying combined ratio.  The most directly comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

A reconciliation of the Property-Liability underlying combined ratio to the Property-Liability combined ratio is provided in the following table.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	87.8	89.2	87.4	88.9
Effect of catastrophe losses	3.1	16.7	6.4	19.4
Effect of prior year non-catastrophe reserve reestimates	(1.1)	(1.1)	(0.9)	(0.6)
Effect of business combination expenses and the amortization of purchased intangible assets	0.4	--	0.5	--
Combined ratio	90.2	104.8	93.4	107.7

Effect of prior year catastrophe reserve reestimates	(1.1)	(0.7)	(1.7)	(0.5)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2012 underlying combined ratio.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

A reconciliation of the Allstate brand standard auto underlying combined ratio to the Allstate brand standard auto combined ratio is provided in the following table.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Underlying combined ratio	93.7	94.4	94.0	94.3
Effect of catastrophe losses	1.3	2.9	2.1	3.3
Effect of prior year non-catastrophe reserve reestimates	(3.1)	(3.2)	(1.9)	(1.8)
Combined ratio	91.9	94.1	94.2	95.8

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.3)	(0.2)

A reconciliation of the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio is provided in the following table.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Underlying combined ratio	66.2	73.3	66.0	72.3
Effect of catastrophe losses	7.8	55.8	20.1	65.7
Effect of prior year non-catastrophe reserve reestimates	(1.1)	2.8	(0.1)	1.0
Combined ratio	72.9	131.9	86.0	139.0

Effect of prior year catastrophe reserve reestimates	(3.2)	(2.8)	(5.1)	(1.8)

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share is the most directly comparable GAAP measure.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of September 30,
	2012	2011
Book value per share
Numerator:
Shareholders’ equity	$20,837	$17,732
Denominator:
Shares outstanding and dilutive potential shares outstanding	488.7	509.0
Book value per share	$42.64	$34.84

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$20,837	$17,732
Unrealized net capital gains and losses on fixed income securities	2,602	1,136
Adjusted shareholders’ equity	$18,235	$16,596
Denominator:
Shares outstanding and dilutive potential shares outstanding	488.7	509.0
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$37.31	$32.61

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2012.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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